Articles of Amendment
                                     to
                          Articles of Incorporation
                                     of

                              eCom eCom.com, Inc.
 (Name of corporation as currently filed with the Florida Dept. of State)

                                 P94000045498
                   (Document number of corporation, if known)


Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its articles of incorporation:



NEW CORPORATE NAME (if changing):  n/a


(must contain the word "corporation", "company", or "incorporated" or the abbreviation "Corp.", "Inc.", or "Co.") (A professional corporation must contain the word "chartered", "professional association", or the abbreviation "P.A.")


AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article Four of the Articles of Incorporation shall be deleted and the following Article Four shall be inserted in its place:


                             ARTICLE FOUR

The number of common shares which the Corporation shall have the authority to issue is One Billion Five Hundred Million (1,500,000,000). The common shares shall have a par value of $.0001 per share. The Corporation is also authorized to issue Twenty Million (20,000,000) preferred shares. The preferred shares shall have a par value of $.0001 per share. The preferred shares will have voting rights and conversion rights that will be determined by the Board of Directors.











The date of each amendment(s) adoption:              August 31, 2007

Effective date, if applicable:
(no more than 90 days after amendment file date)



Adoption of Amendment(s)     (CHECK ONE)

 [ ] The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

 [ ] The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

       "The number of votes cast for the amendment(s) was/were sufficient for approval by  ________________________________________________"
                                    (voting group)

 [X] The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

 [ ] The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this     9th     day of       September, 2007      .

      Signature    /s/ Richard C. Turner
      (By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)


                                       Richard C. Turner
                       (Typed or printed name of person signing)

                                          Treasurer
                                   (Title of person signing)




                               FILING FEE: $35